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[FORETHOUGHT LOGO]

                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                             Indianapolis, IN 46204]

                               FIXED ACCOUNT RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the provisions, conditions and limitations of the Contract. Terms used in this rider shall have the same meanings as are set forth in the Contract to which this rider is attached unless otherwise defined in this rider. In case of a conflict between the terms of this rider and the terms of the Contract, the terms of this rider will control.

This rider adds a Fixed Account to the available Account(s) of Your Contract. Subject to the terms and limitations described in this rider, You may allocate a portion of Your Premium Payment(s) or Contract Value to the Fixed Account which provides a guaranteed interest rate.

RIDER SPECIFICATIONS

RIDER EFFECTIVE DATE: [ 05-01-2016 ]

MINIMUM FIXED ACCOUNT INTEREST RATE: [0.25%]

NONFORFEITURE FACTOR: [87.5%]

NONFORFEITURE RATE: Your nonforfeiture interest rates are annual compound interest rates, determined for each calendar year, that equal the interest rates defined below, but not less than 1% nor more than 3%:

The average of the five-year Constant Maturity Treasury rates reported by the Federal Reserve for the month of October in the prior calendar year, reduced by 125 basis points and rounded to the nearest 1/20th of one percent.

INITIAL NONFORFEITURE RATE: [1.00%]

ICC15-FLICFA


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DEFINITIONS

Initial capitalized terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

ACCOUNT - Any of the Sub-Accounts or the Fixed Account.

FIXED ACCOUNT - This is part of Our General Account to which a part of the Contract Value may be allocated. The Fixed Account accumulates interest. Premium Payment(s) or Contract Value may be allocated to the Fixed Account.

We may restrict Your ability to allocate Contract Value or make Premium Payments to the Fixed Account at any time. We may close the Fixed Account to subsequent Premium Payment allocations or any transfers of Contract Value from the Sub-Account(s) to the Fixed Account. We may also make the Fixed Account available only through enrollment in one or more Programs that We establish. Our decision to take any of the aforementioned actions will be based on the prevalent level of interest rates. We will provide thirty days advance written notice to You. Any transfers, deductions or surrenders from the Fixed Account(s) will be accounted for on a first in, first out basis.

We will restrict Your ability to allocate Contract Value or make Premium Payments to the Fixed Account, if any of Your optional benefit rider(s) which requires investment in this Fixed Account is terminated or revoked.

FIXED ACCOUNT INTEREST RATE - A rate, determined by Us, not less than the Minimum Fixed Account Interest Rate specified on the Rider Specifications Page. We will determine the Fixed Account Interest Rate such that Your Surrender Value shall meet or exceed the Minimum Fixed Account Nonforfeiture Amount pursuant to applicable nonforfeiture law. This rate will be renewed annually. We may credit additional interest at Our sole discretion.

MINIMUM FIXED ACCOUNT NONFORFEITURE AMOUNT - The minimum value of the Fixed Account under the Contract. The Minimum Fixed Account Nonforfeiture Amount prior to the Annuity Commencement Date shall be equal to an accumulation of the Nonforfeiture Factor, shown on the Rider Specifications, of the gross considerations accumulated at the Nonforfeiture Rate, shown on the Rider Specifications, less any applicable annual maintenance fees, taxes and surrenders.

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YOUR CONTRACT IS AMENDED BY THE FOLLOWING FIXED ACCOUNT PROVISIONS:

   1. The following replaces the first sentence of the "NET PREMIUM PAYMENT" section of the "VALUATIONS PROVISIONS" of Your Contract:

      NET PREMIUM PAYMENTS

      A Net Premium is the Premium Payment, less Premium Taxes, if applicable, that is applied to purchase Fixed Account values or Sub-Account Accumulation Units with respect to the Sub-Account(s) that You have selected.

   2. The following is added to the "VALUATION PROVISIONS" of Your Contract:

      FIXED ACCOUNT VALUE. We will determine the value of the Fixed Account by crediting interest daily at the effective annual Fixed Account Interest Rate. The Fixed Account Value equals:

      a) the initial net Premium Payment; plus

      b) subsequent net Premium Payment(s); plus

      c) interest credited to the Fixed Account; plus

      d) transfers made to the Fixed Account; minus

      e) transfers made from the Fixed Account; minus

      f) any Partial Withdrawals taken; minus

      g) the Annual Maintenance Fee as described below, if applicable, deducted on the Contract Anniversary and upon full surrender of the contract.

      Your Fixed Account Value equals the sum of the values described above.

   3. The following replaces the "ANNUAL MAINTENANCE FEE" section of the "VALUATIONS PROVISIONS" of Your Contract:

      ANNUAL MAINTENANCE FEE. During each year that this contract is in force prior to the Annuity Commencement Date, the Annual Maintenance Fee, if applicable, will be deducted on the Contract Anniversary and upon full surrender of the Contract. The fee will be charged against the Contract Value by reducing the Fixed Account value, and with respect to the Sub-Accounts, the number of Accumulation Units held as of that date. The fee will be charged on a pro-rata basis with respect to each active Account. The number of Accumulation Units deducted from each Sub-Account is determined by dividing the pro-rata portion of the Annual Maintenance Fee by the value of an Accumulation Unit for the applicable Sub-Account.

   4. The following is added to the "TRANSFERS BETWEEN ACCOUNTS" provision of Your Contract:

      TRANSFERS BETWEEN THE FIXED ACCOUNT AND THE SUB-ACCOUNT(S). The maximum amount transferable from the Fixed Account during the Contract Year is the greater of:

      a) 30% of the Fixed Account value as of the last Contract Anniversary, or

      b) the largest sum of Your prior transfers from the Fixed Account in any one Contract Year.

      These limitations also apply to systematic transfers from the Fixed Account, except for certain Programs specified by Us.

      However, if the interest rate is renewed at a rate that is more than one percent below the previous rate, You may transfer a dollar amount up to 100% of the Fixed Account dollar value receiving that reduced rate within 60 days of notification of the interest rate decrease.

      Transfers may not be made from any Sub-Account(s) into the Fixed Account for the six-month period following the most recent transfer from the Fixed Account into any Sub-Account(s).

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      We may defer any transfers or surrenders from the Fixed Account for up to six months from the date of request. If We defer any transfer or surrender, We will disclose to You the specific date on which the transfer or surrender will be effective, the reason for the delay, and the value of the transfer or surrender as of the date We receive Your request.

   5. The following is added to the "SURRENDERS AND WITHDRAWALS" provision of Your Contract:

      FIXED ACCOUNT WITHDRAWALS. Unless We agree otherwise, Partial Withdrawals will be taken on a pro rata basis from Your Accounts.

   6. The following is added to the "PAYMENT ON SURRENDER - DEFERRAL OF PAYMENT" section of the "SURRENDERS AND WITHDRAWALS" provision of Your Contract:

      We may defer payment of any amounts from the Fixed Account for up to six months from the date we receive Your request to surrender, subject to Our making a written request and receiving written approval by the chief insurance regulator of Our state of domicile.

      We will notify You within 15 days of our intent to defer payment of Your surrender in accordance with this provision. If We defer payment for more than 30 days, We will pay interest per annum of at least the statutory required minimum interest rate then in effect on the amount deferred.

   7. The following is added to the "Settlement of the Death Benefit" section of the Death Benefit provisions:

      No deferral of payment will apply to funds in the Fixed Account.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY
[
          /s/ Samuel Ramos                          /s/ Michael A. Reardon
        ----------------------                     ------------------------
             SECRETARY                                    PRESIDENT]

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